EXHIBIT 10.1
AMENDMENT NO. 5
to the
EMPLOYMENT AGREEMENT

AMENDMENT (“Amendment No. 5”) dated August 5th, 2024, and made effective as of August 5th, 2024 (the “Effective Date”), by and between Ralph Lauren Corporation, a Delaware corporation (the “Company”), and Patrice Louvet (the “Executive”).

WHEREAS, the Executive serves as the President and Chief Executive Officer of the Company pursuant to an Employment Agreement by and between the Company and the Executive dated May 11, 2017, as amended (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Employment Agreement in certain respects;

NOW, THEREFORE, intending to be bound, the parties hereby agree as follows.

1. Section 2.3(b) of the Agreement is amended in its entirety to read as follows, effective as of the Effective Date:

“If the Executive’s employment is terminated by reason of the Executive’s death or disability, pursuant to Section 2.1(b) or 2.1(c), (i) the Corporation shall pay the Executive, or if applicable, his estate (together, hereinafter in this Section 2.3(b), “Executive”), the Accrued Benefits, (ii) a Pro Rata Actual Annual Incentive Bonus, in a lump sum when bonuses would otherwise be paid, (iii) the Executive shall immediately vest in all unvested stock options, if any, and time-based restricted stock units (or other equity awards with only service-based vesting conditions) as of the date of termination of the Executive's employment, (iv) regarding vested stock options, if any (including stock options, if any, that vest pursuant to the preceding sentence), the Executive shall have three months from the date of termination of Executive's employment to exercise such vested options, but in no event later than the expiration date of such vested options, and (v) regarding any unvested PSUs or PRSUs (or any other equity awards with performance-based vesting conditions) awarded through the date on which the Executive's employment terminates, except as provided for in Section 4.1(a): (1) any unvested PRSUs (or other performance-based equity awards with pro-rata vesting) shall vest upon the Corporation's attainment of the applicable performance goals and shall be paid out as per the terms of the Incentive Plan as soon as practicable (but in no event later than 30 days) after each applicable vesting date without regard to Executive's continued employment; and (2) any unvested PSUs (or other performance-based equity awards with cliff vesting) shall remain outstanding and shall vest at the end of the applicable performance period based on the Corporation's actual degree of achievement of the applicable performance goals provided that any such awards shall be paid in their entirety as per the terms of the Incentive Plan as soon as practicable (but in no event later than 30 days) after each applicable vesting date, without regard to Executive's continued employment. For purposes of this Agreement, the term “Pro Rata Actual Annual

Incentive Bonus” means the annual bonus based on actual results for the fiscal year in which the Executive’s termination occurs, multiplied by a fraction, the numerator of which is the number of days from the first day of the fiscal year in which such termination occurs until the date of termination and the denominator of which is 365. Except as provided in this Section 2.3(b), the Corporation will have no further obligations to the Executive under this Agreement following the Executive’s termination of employment under the circumstances described in this Section 2.3(b).

2. A new Section 2.5 shall be added to the Agreement, which shall read as follows, effective as of the Effective Date:

“Modified Retirement Equity Exception. Notwithstanding Section 2.4 or any other provision of this Agreement, or in the Incentive Plan, or in the terms of any other Company retirement benefit to the contrary, Executive shall continue to vest in his unvested shares in accordance with the Incentive Plan while employed by the Company in any operational role, but beginning with Fiscal 2025 Executive shall not be eligible for retirement status under the Incentive Plan with respect to unvested restricted share units with a target equity value of $2,900,000 in each of Executive’s Annual Equity Awards until he reaches 55 years of age with ten (10) years of service. For Fiscal 2025 that $2,900,000 worth of equity in his Annual Equity Award will consist of 50% RSUs and 50% PSUs.”

3. The first paragraph of the Section entitled “Annual Equity Award” in Exhibit 1 attached to the Employment Agreement is amended in its entirety to read as follows, effective as of the Effective Date

“Beginning Fiscal 2025, target equity value of $14,000,000 to be granted annually at the same time as annual awards to other executives, normally in August but may be earlier or later, and under the terms of the Ralph Lauren Corporation 2019 Long-Term Stock Incentive Plan, or any successor thereto (the “Plan”), as approved each year by the Talent, Culture and Total Rewards Committee of the Board of Directors (“Committee”), including grant structure, type of awards, conversion of value to actual number of shares, and other applicable factors as determined by the Committee in its discretion.”

4. Except as amended and/or modified by this Amendment No. 5, the Employment Agreement is hereby ratified and confirmed and all other terms of the Employment Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment No. 5.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 5 to be duly executed and the Executive has hereunto set his hand on the date first set forth above, as of the Effective Date.

RALPH LAUREN CORPORATION

By:	/s/ Linda Findley
Name: Linda Findley
Chair of the Talent, Culture and Total Rewards Committee

EXECUTIVE
/s/ Patrice Louvet
Name: Patrice Louvet

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